       As filed with the Securities and Exchange Commission on February 11, 2000
                                                      Registration No. 333-35319


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                ----------------

                        UNION FINANCIAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                     57-1001177
         ----------------                             -------------------
(State or other jurisdiction of incorporation  (IRS Employer Identification No.)
          or organization)

                              203 West Main Street
                           Union, South Carolina 29379
                                 (864) 427-9000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Paul M. Aguggia, Esq.
                              Aaron M. Kaslow, Esq.
                         Muldoon, Murphy & Faucette LLP
                           5101 Wisconsin Avenue, N.W.
                             Washington, D.C. 20016
                                 (202) 362-0840
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

CALCULATION OF REGISTRATION FEE: No additional securities are being registered. Pursuant to 1933 Act Rule 429(b), 150,000 shares of the Union Financial's common stock covered by the Prospectus forming a portion of this Registration Statement were registered pursuant to the original registration statement filed on September 10, 1997. The amount of shares registered was subsequently adjusted pursuant to Rule 416(b) to cover a 3 for 2 split occurring in February 1998 and a 5% stock dividend occurring in February 1999 resulting in a total adjustment to 236,250 shares, of which 194,639 remain unsold and are being carried forward to the Prospectus forming a portion of this Registration Statement. The total registration fee, $1,017, was previously paid (File No.: 333-35319) and covers the shares offered under this post effective amendment.

                          [Union Financial letterhead]




Re: Dividend Reinvestment Plan

Dear Stockholder:

      I am pleased to send you this prospectus describing the Dividend Reinvestment Plan of Union Financial Bancshares, Inc. The Company has made several changes to the Plan. The most significant change is that the option of making additional purchases of Union Financial common stock through the Plan has been eliminated. However, stockholders will still receive a 5% discount on shares purchased through reinvested dividends. You pay no service charge or brokerage commissions for shares acquired under the Plan.

      Participants in the Plan will automatically reinvest all of the dividends on their common stock in additional shares of Union Financial common stock. The Plan is completely voluntary. You may terminate your participation at any time. If you wish to participate in the Plan, return the enclosed Authorization Form. If you decide not to participate in the Plan, you will continue to receive your dividends, if and when declared, by check from Union Financial.

      The accompanying material presents the details of the Plan in a simple question-and-answer format. Also set forth is important information regarding Union Financial. Please read this material carefully. It should answer most questions you may have about the Plan. If you have additional questions, please address them to Investor Relations, Union Financial Bancshares, Inc., 203 West Main Street, Union, South Carolina 29379 (telephone number (864) 427-9000) or to Registrar and Transfer Company, Dividend Reinvestment Plans, 10 Commerce Drive, Cranford, New Jersey 07016 (telephone number (800) 368-5948).


                              Sincerely,

                              /s/ Dwight V. Neese

                              Dwight V. Neese
                              President and Chief Executive Officer

PROSPECTUS

                        UNION FINANCIAL BANCSHARES, INC.

                           DIVIDEND REINVESTMENT PLAN

                             -----------------------

                                  Common Stock
                           (Par Value $0.01 Per Share)

                             -----------------------

      The Dividend Reinvestment Plan of Union Financial Bancshares, Inc. provides holders of record of shares of Union Financial common stock with a convenient and economical way to reinvest at no cost their cash dividends in additional shares of Union Financial common stock. Any holder of record of shares of Union Financial common stock is eligible to participate in the Plan. Beneficial owners of Union Financial common stock whose only shares are registered in names other than their own (e.g., held in street name in a brokerage account) are not eligible until they become stockholders of record by withdrawing the shares from their brokerage account and registering the shares in their own name.

      Participants in the Plan will have the cash dividends paid on their shares of Union Financial common stock automatically reinvested in additional shares of Union Financial common stock. Holders of Union Financial common stock who choose not to participate in the Plan will continue to receive cash dividends on shares of Union Financial common stock registered in their name, as declared.

      Shares of Union Financial common stock purchased under the Plan will be purchased either directly from Union Financial or in the open market. The purchase price for each share of Union Financial common stock purchased with reinvested dividends will be 95% of the market price for the relevant date of investment. See Question 11.

      This prospectus relates to 194,639 shares of common stock registered and remaining for sale under the Plan. Such shares may be either authorized but unissued shares or shares reacquired and held in Union Financial's treasury. This prospectus also covers an indeterminate number of shares of Union Financial's common stock as may become issuable as a result of stock splits, stock dividends or similar transactions. PARTICIPANTS SHOULD RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF UNION FINANCIAL'S COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                The date of this prospectus is February 11, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

      Union Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that Union Financial files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Union Financial's public filings are also available on the Internet at the SEC's World Wide Web site at http://www.sec.gov.

      Union Financial has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 that registers the shares of Union Financial common stock to be sold pursuant to the Plan. The Registration Statement, including the exhibits, contains additional relevant information about Union Financial and Union Financial common stock. The rules and regulations of the SEC allow Union Financial to omit certain information included in the Registration Statement from this prospectus.

      The SEC allows Union Financial to "incorporate by reference" information into this prospectus. This means that Union Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that Union Financial has previously filed with the SEC. These documents contain important information about Union Financial's financial condition.

      The following documents filed by Union Financial with the SEC are incorporated by reference: (1) Union Financial's Annual Report on Form 10-KSB for its fiscal year ended September 30, 1999; (2) Union Financial's Current Report on Form 8-K filed on November 15, 1999; and (3) Union Financial's Current Report on Form 8-K/A filed on January 27, 2000.

      Union Financial also incorporates by reference additional documents that it might file with the SEC after the date of this Prospectus and before the termination of the Plan. These include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

      Union Financial will provide without charge to each person to whom this prospectus has been delivered, a copy of any or all of the documents incorporated by reference herein (other than exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference). Your request should be directed to the Corporate Secretary, Union Financial Bancshares, Inc., 203 West Main Street, Union, South
Carolina 29379 (telephone number is (864) 427-9000).

                        UNION FINANCIAL BANCSHARES, INC.

      Union Financial is the savings and loan holding company for Provident Community Bank. Union Financial has engaged in no significant activity other than holding the stock of Provident Community Bank and certain passive investment activities.

      Provident Community Bank conducts its operations through its main office, which is located at 203 West Main Street, Union, South Carolina, and five full-service banking centers, a mortgage banking center, and a lending and investment center, all of which are located in the upstate area of South Carolina. The Bank is a member of the Federal Home Loan Bank and its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

      The business of Provident Community Bank consists primarily of attracting deposits from the general public and originating mortgage loans on residential properties located in South Carolina. The Bank also makes consumer and commercial loans, commercial real estate loans, construction loans and invests in federal government and agency obligations and purchases fixed and variable rate mortgage participation certificates. The principal sources of funds for the Bank's lending activities include deposits received from the general public, interest and principal repayments on loans and, to a lesser extent, borrowings. The Bank's primary source of income is interest earned on loans and investments. The Bank's principal expense is interest paid on deposit accounts and borrowings and expenses incurred in operating the Bank.


                        UNION FINANCIAL BANCSHARES, INC.
                           DIVIDEND REINVESTMENT PLAN

      The Plan was adopted on May 20, 1997, and was amended effective February 1, 2000 and has been restated in its entirety. The amendments eliminate the optional cash purchase feature and base the calculation of the purchase price on the average of the high and low sales price on the Nasdaq National Market. The Plan will be in effect until amended, altered or terminated. Union Financial has reserved 236,250 shares of its common stock for issuance and sale under the Plan pursuant to this prospectus. The Plan is set forth below as a series of questions and answers explaining its significant aspects.

PURPOSE

1.    WHAT IS THE PURPOSE OF THE PLAN?

      The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of common stock of Union Financial. Shares of common stock purchased under the Plan by participants will be issued by Union Financial. To the extent that such additional shares are purchased directly from Union Financial, Union Financial will receive additional funds to be used for general corporate purposes. Union Financial expects that generally all Plan purchases will be directly from Union Financial.

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

      (a) The Plan provides participants with the opportunity to reinvest cash dividends paid on all of their shares of common stock in additional shares of common stock at a discount of 5% from the average of the high and low sales prices of such shares on the investment date (see Question 11).

      (b) No brokerage commissions or service charges are paid by participants in connection with any purchase of shares made under the Plan.

      (c) All cash dividends paid on participants' shares can be fully invested in additional shares of Union Financial common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

      (d) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants' record keeping.

      (e)  The  Plan  Administrator   provides  for  the  safekeeping  of  stock
certificates for shares credited to each Plan account.

ADMINISTRATION

3.    WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

      Registrar and Transfer Company, Union Financial's stock transfer agent, (the "Plan Administrator") administers the Plan for participants by maintaining records, sending statements of account to participants and performing other duties relating to the Plan. Shares of Union Financial common stock purchased under the Plan are registered in the name of the Plan Administrator's nominee, as agent for participants in the Plan, and are credited to the accounts of the participants in the Plan. Union Financial may replace the Plan Administrator at any time within its sole discretion.

      The Plan Administrator may be contacted by mail at:

           Registrar and Transfer Company
           Dividend Reinvestment Plans
           10 Commerce Drive
           Cranford, New Jersey  07016
           (800) 368-5948

PARTICIPATION

4.    WHO IS ELIGIBLE TO PARTICIPATE?

      All holders of record of Union Financial common stock are eligible to participate in the Plan. If the shares you hold are in your own name, you may participate directly in the Plan. If your stock is registered in another party's name (e.g., in a broker's "street name" or in the name of a bank nominee), you must become a stockholder of record by having the shares transferred into your name. Stockholders who reside in jurisdictions in which it is unlawful for Union Financial to permit their participation are not eligible to participate in the Plan.

5.    HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

      To participate in the Plan, a stockholder must complete an Authorization Form and return it to the Plan Administrator. An Authorization Form is enclosed with this Prospectus. Additional copies of the Authorization Form will be provided from time to time to the holders of Union Financial's common stock, and may be obtained at any time by written request to Union Financial Bancshares, Inc., 203 West Main Street, Union South Carolina 29379, or to the Plan Administrator at the address set forth in Question 3.

6.    WHEN MAY AN ELIGIBLE STOCKHOLDER JOIN THE PLAN?

      An eligible stockholder may join the Plan at any time. If the Authorization Form is received by the Plan Administrator on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend payment.

7.    WHAT DOES THE AUTHORIZATION FORM PROVIDE?

      The   Authorization   Form  directs  Union   Financial  to  pay  the  Plan
Administrator for reinvestment in accordance with the Plan all the cash dividends on all of the shares of Union Financial common stock then or subsequently owned by participants.

      Dividends will be reinvested on a cumulative basis on all the shares held of record by the participant and on all Plan shares held in the Plan account, until the participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

      The Authorization Form also appoints the Plan Administrator as agent for each participant and directs the Plan Administrator to apply cash dividends to the purchase of shares of common stock in accordance with the terms of the Plan.

8. MAY A STOCKHOLDER HAVE DIVIDENDS REINVESTED UNDER THE PLAN WITH RESPECT TO LESS THAN ALL OF THE SHARES OF UNION FINANCIAL COMMON STOCK REGISTERED IN THAT STOCKHOLDER'S NAME?

      No. Participants may only have dividends reinvested with respect to all of the shares of Union Financial common stock registered in that stockholder's name.

PURCHASES

9.    WHEN WILL PURCHASES BE MADE?

      The investment date for the regular dividend on the common stock is the dividend payment date (the "Investment Date"). Dividends, when declared, are generally paid on or about the 1st day of each May, August, November and February. The corresponding record dates are generally about the middle of the calendar month prior to the month in which the dividend is paid. In any case, if an Investment Date falls on a day that is not a trading day, the Investment Date will be the prior trading day.

10. HOW MANY SHARES OF UNION FINANCIAL COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

      The number of shares purchased for participants shall be determined by dividing the amount of dividends in the account of each participant available for investment on the Investment Date by the purchase price per share on such date. If the funds available from participants are not sufficient to purchase an exact number of shares, participants' plan accounts will be credited with fractional shares computed to four decimal places, which will earn proportionate dividends as declared. Participants may not specify the number of shares to be purchased on a given Investment Date.

11. WHAT WILL BE THE PRICE OF SHARES OF UNION FINANCIAL COMMON STOCK PURCHASED UNDER THE PLAN?

      The price of shares of Union Financial common stock purchased by the Plan Administrator from Union Financial for participants will be 95% of the average of the high and low sales prices on the Nasdaq National Market on the Investment Date, computed to three decimal places. If there is no trading in the shares of common stock on any Investment Date, the purchase price will be based on the average of the bid and ask prices on the Investment Date. Union Financial may amend the Plan in the future to eliminate or reduce the discount. Union Financial will bear all costs of administering the Plan, except as described under Question 14.

12. MAY DIVIDENDS ON SHARES PURCHASED THROUGH THE PLAN BE SENT DIRECTLY TO THE BENEFICIAL OWNER?

      No. The purpose of the Plan is to have the dividends on shares of Union Financial common stock reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock unless and until the participant elects to terminate participation in the Plan as to any or all shares in the Plan as described below. See Questions 19 and 22. In the event a stockholder withdraws a portion of his or her shares from the Plan, dividends will continue to be reinvested in shares of common stock for the common stock remaining in the Plan.

13. WILL THE PLAN HAVE A DILUTIVE EFFECT ON UNION FINANCIAL'S BOOK VALUE PER SHARE?

      Possibly. The issuance of common stock purchased with reinvested cash dividends will have a dilutive effect on the book value per share of Union Financial's common stock if such shares are issued at a price below the then prevailing book value of Union Financial common stock. The exact amount of such dilution will depend upon the number of shares issued under the Plan and the issue price of such shares.

COSTS

14. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES OF COMMON STOCK FROM UNION FINANCIAL UNDER THE PLAN?

      All costs or expenses arising out of the purchase of shares pursuant to the Plan, including the Plan Administrator's fees, will be paid by Union Financial. There will be no brokerage fees for shares purchased under the Plan. All administrative costs of the Plan will be paid by Union Financial.

REPORTS TO PARTICIPANTS

15.   HOW WILL PARTICIPANTS BE ADVISED OF THEIR PURCHASES OF STOCK?

      As soon as practicable after each purchase, participants will receive a statement of his or her account from the Plan Administrator. These statements are participants' continuing record of the cost of shares purchased and the number of shares acquired, and should be retained for tax purposes.

CASH DIVIDENDS

16. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNT UNDER THE PLAN?

      Yes. Participants' accounts will be credited with dividends on shares held in their accounts. The Plan Administrator will reinvest the dividends in additional shares of Union Financial common stock.

STOCK SPLITS, STOCK DIVIDENDS, AND RIGHTS OFFERINGS

17. WHAT IS THE EFFECT OF A STOCK SPLIT, STOCK DIVIDEND OR RIGHTS OFFERING BY UNION FINANCIAL UNDER THE PLAN?

      Any stock dividend or stock split declared by Union Financial on shares held by the Plan Administrator for participants will be credited to participants' accounts without charge. In the event that Union Financial makes available to its stockholders the right to purchase additional shares, debentures or other securities, such rights accruing on the shares held by the Plan Administrator for participants will be sold and the proceeds of the sale will be promptly applied to the purchase of additional shares of Union Financial for participants' accounts. If, however, participants wish to exercise such rights, they may, by written request received by the Plan Administrator prior to the record date for such rights, obtain a certificate for the full shares in their accounts so that such rights to purchase additional shares accruing to those certificates will flow directly to the participants.

STOCK CERTIFICATES

18. WILL STOCK CERTIFICATES BE ISSUED FOR SHARES OF UNION FINANCIAL COMMON STOCK PURCHASED?

      No. Certificates for Union Financial common stock purchased under the Plan will not be issued to participants. This service protects against the loss, theft and destruction of stock certificates evidencing shares of Union Financial's common stock. However, stock certificates will be issued to participants upon specific written request. See Question 19. The number of shares credited to an account under the Plan will be shown on the participant's statement of account.

      Participants' rights under the Plan and shares credited to the accounts of participants under the Plan may not be pledged. Participants who wish to pledge such shares must request that certificates for such shares be issued in their name.

      Accounts under the Plan are maintained in the names in which the certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

WITHDRAWAL OF SHARES FROM THE PLAN

19.   HOW MAY PARTICIPANTS WITHDRAW SHARES PREVIOUSLY PURCHASED UNDER THE PLAN?

      A stockholder who has previously purchased shares under the Plan may withdraw all or a portion of such shares from their Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. Certificates for whole shares so withdrawn will be registered in the name of and issued to the participant. Certificates representing fractional interests will not be issued. Whether or not shares have been withdrawn, dividends will continue to be reinvested and shares will be credited to the participant's account if the participant has not withdrawn from the Plan.

20. WHAT HAPPENS TO ANY FRACTIONAL INTEREST WHEN PARTICIPANTS WITHDRAW FROM THE PLAN?

      Any fractional interest withdrawn will be liquidated at the then current market value and a cash payment made promptly from the proceeds less brokerage commissions and transfer taxes, if any. The current market value will be determined in the same manner as the price for shares purchased through the Plan. See Question 11. The net sales proceeds for any fractional interest together with certificates for whole shares will be mailed to the withdrawing participant by the Plan Administrator.

21. WHAT HAPPENS TO PARTICIPANTS' PLAN ACCOUNTS IF ALL SHARES HELD IN THE PLAN BY THE PARTICIPANT ARE TRANSFERRED OR SOLD?

      If you cease to be a record stockholder, you cease to be eligible to participate in the Plan. Periodically, the Plan Administrator will review nonrecord-stockholder Plan accounts and may issue a certificate for whole shares and a cash payment for any fractional share (as described above) to close each such account.

TERMINATION OF PARTICIPATION

22.   HOW MAY PARTICIPATION IN THE PLAN BE TERMINATED?

      Participants may terminate participation in the Plan at any time by notifying the Plan Administrator in writing. Any notice of termination received by the Plan Administrator less than five business days before the next dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the participant's account.

      Upon termination of participation in the Plan, the Plan Administrator will send the participant a stock certificate for the number of whole shares in the participant's account and a check in the amount equal to the value of any fractional share, based upon the market price of Union Financial common stock. See Question 11.

ADDITIONAL SERVICES

23.   SAFEKEEPING OF SHARES

      As an additional service to the Plan participants, you may deposit certificates for shares of Union Financial common stock held by you with the Plan Administrator for safekeeping. If you wish to use this service, you should send to the Plan Administrator the certificate or certificates to the address set forth in Question 3. Delivery of certificates is at the risk of the stockholder and, for delivery by mail, insured registered mail with return receipt requested is recommended. The receipt of any shares delivered for safekeeping will be shown on your account statement. Participating shareholders may withdraw their shares from the Plan Administrator's custody at any time by requesting in writing that a certificate be issued for some or all of the full shares held by it.

OTHER INFORMATION

24. WHAT HAPPENS WHEN PARTICIPANTS SELL OR TRANSFER ALL OF THE SHARES REGISTERED IN THEIR NAME?

      If participants dispose of all shares of Union Financial common stock registered in their name (other than shares credited to their account under the Plan), the Plan Administrator will continue to reinvest the dividends on the shares credited to their account under the Plan until the participant withdraws from the Plan; provided, however, that if following such a disposition of stock the participant's account under the Plan contains less than five shares of common stock, then at Union Financial's election, a certificate will be issued for the full shares in the account, any fractional shares in the account will be sold and the proceeds paid to the participant, and the account will be terminated.

25. HOW WILL PARTICIPANTS' SHARES HELD UNDER THE PLAN BE VOTED AT MEETINGS OF STOCKHOLDERS?

      Shares credited to the account of participants under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the stockholder with respect to their other shares in Union Financial and may be voted by such holder pursuant to such proxy.

26.   WHAT ARE THE INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

      In general, participants in the Plan have the same federal and state income tax obligations with respect to dividends credited to their accounts under the Plan as other holders of shares of Union Financial common stock who elect to receive cash dividends directly. Participants are treated for income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the Union Financial common stock credited to their account under the Plan, even though that amount was not actually received by the participant in cash but, instead, was applied to the purchase of additional shares for their account.

      The basis of each share credited to participants' accounts pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the common stock, and the holding period for such shares begins on the day following the dividend payment date. The difference between the fair market value of the common stock and the cash payment for those shares, will be taxable to the stockholder as ordinary income.

      The receipt by participants of certificates representing whole shares previously credited to their account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. Participants will recognize a gain or loss when fractional shares are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells shares after the participant's withdrawal from the Plan.

      Each stockholder should consult his or her own tax adviser regarding the income tax effect of participation in the Plan.

27.   WHAT ARE THE RESPONSIBILITIES OF UNION FINANCIAL UNDER THE PLAN?

      Union Financial and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate participants' accounts upon the participant's death or judicially declared incompetency prior to receipt by the Plan Administrator of notice in writing of such death or incompetency or with respect to the prices at which shares are purchased for the participant's account, and the times when such purchases are made, or with respect to any loss or fluctuation in the market value after purchase of shares.

28.   WHO BEARS THE RISK OF MARKET PRICE FLUCTUATIONS IN THE COMMON STOCK?

      Participants' investments in shares acquired under the Plan are no different from direct investments in shares of Union Financial. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise.

29.   MAY THE PLAN BE CHANGED OR DISCONTINUED?

      The Plan may be amended, suspended, modified or terminated at any time by the Board of Directors of Union Financial without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

      Union Financial or the Plan Administrator may terminate a stockholder's individual participation in the Plan at any time by written notice to the stockholder. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of full shares held for the participant under the Plan and a check for any fractional share.

                          DESCRIPTION OF CAPITAL STOCK

      Union Financial is authorized to issue 2,500,000 shares of common stock and 500,000 shares of preferred stock, par value $0.01 per share. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The following summary does not purport to be a complete description of the applicable provisions of Union Financial's Certificate of Incorporation and Bylaws or of applicable statutory or other law. See "WHERE YOU CAN FIND MORE INFORMATION."

COMMON STOCK

      VOTING RIGHTS. The holders of common stock possess exclusive voting rights in Union Financial. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock. Holders of shares of common stock are not entitled to cumulate votes for the election of directors.

      DIVIDENDS. The holders of common stock are entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available for the payment of dividends. Dividends from Union Financial depend upon the receipt by Union Financial of dividends from Provident Community Bank because Union Financial generally has no source of income other than dividends from the Bank.

      LIQUIDATION. In the event of liquidation, dissolution or winding up of Union Financial, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of Union Financial.

      OTHER CHARACTERISTICS. Holders of common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of common stock which may be issued. Therefore, the Board of Directors may authorize the issuance and sale of shares of capital stock of Union Financial without first offering them to existing shareholders of Union Financial. The common stock is not subject to any redemption or sinking fund provisions.

PREFERRED STOCK

      Union Financial's Certificate of Incorporation authorizes the Board of Directors to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Union Financial in any transaction not approved by the Board of Directors.


                                 USE OF PROCEEDS

      Union Financial does not know the number of shares of common stock that ultimately will be sold under the Plan, or the prices of those shares, but Union Financial intends to use the net proceeds from the sale of common stock offered pursuant to the Plan for general corporate purposes, including increased lending.


                                 LEGAL OPINIONS

      The validity of the shares of common stock offered hereby have been passed upon for Union Financial by Muldoon, Murphy & Faucette LLP, special counsel for Union Financial.


                                     EXPERTS

      The consolidated financial statements of Union Financial as of September 30, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the three years then ended, incorporated in this Prospectus by reference to the Union Financial's Annual Report on Form 10-KSB for the year ended September 30, 1999, have been so incorporated in reliance upon the report of Elliott, Davis & Company, LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                                 INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Union Financial pursuant to the foregoing provisions, Union Financial has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

You should rely only on the information contained in this prospectus. Union Financial Bancshares, Inc. has not authorized anyone to provide you with different information.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Union Financial since any of the dates as of which information is furnished in this prospectus or since the date of this prospectus.

          Table of Contents            Page
                                       ----

Where You Can Find
  More Information...................... 2
Union Financial Bancshares, Inc..........3
Union Financial Bancshares,
  Inc. Dividend Reinvestment
   Plan................................. 3
Description of Capital Stock............12
Use of Proceeds.........................13
Legal Opinions..........................13
Experts.................................13
Indemnification.........................13


                                 UNION FINANCIAL
                                BANCSHARES, INC.


                                  Common Stock
                                ($0.01 Par Value)


                              DIVIDEND REINVESTMENT
                                      PLAN


                                   PROSPECTUS


                                February 11, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other expenses of Issuance and Distribution.

   Estimated expenses are expected to be minimal and will be paid by Union Financial.

Item 15.  Indemnification of Directors and Officers.

   Article XVI of the Holding Company's Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of the Holding Company for expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit if such director is successful on the merits or otherwise, or acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Holding Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

   145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

   (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

   (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

   (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

   (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

   (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this section.

   (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

   (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

   (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 16.  Exhibits

     5.     Opinion of Muldoon, Murphy & Faucette LLP

     23.1   Consent of Muldoon, Murphy & Faucette LLP (contained in its opinion)

     23.2   Consent of Elliott, Davis & Company, LLP

     24.    Power of attorney (contained in signature page)

     99.    Authorization card

Item 17.  Undertakings.

   The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of South Carolina, on the 11th day of February 2000.

                                       UNION FINANCIAL BANCSHARES, INC.


                                       By:/s/ Dwight V. Neese
                                          --------------------------------------
                                           Dwight V. Neese
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

      We, the undersigned directors and officers of Union Financial Bancshares, Inc. (the "Corporation") do hereby severally constitute and appoint Dwight V. Neese and Richard H. Flake true and lawful attorneys and agents to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Dwight V. Neese and Richard H. Flake may deem necessary or advisable to enable Union Financial to comply with the Securities Act of 1933 in connection with the Registration Statement on Form S-3 relating to the offering of Union Financial's common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Dwight V. Neese and Richard H. Flake shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.




By: /s/ Dwight V. Neese                                 Date:  February 11, 2000
    -------------------------------------------
    Dwight V. Neese
    President, Chief Executive Officer
    and Director (Principal Executive Officer)


By: /s/ Richard H. Flake                                Date:  February 11, 2000
    --------------------------------------------
    Richard H. Flake
    Senior Vice President and Chief Financial Officer
    (Principal Financial and Accounting Officer)


By: /s/ Carl L. Mason                                   Date:  February 11, 2000
    --------------------------------------------
    Carl L. Mason
    Chairman of the Board

By: /s/ William M. Graham                               Date:  February 11, 2000
    ------------------------------------------
    William M. Graham
    Vice Chairman of the Board


By: /s/ Mason G. Alexander                              Date:  February 11, 2000
    -------------------------------------------
    Mason G. Alexander
    Director


By: /s/ James W. Edwards                                Date:  February 11, 2000
    -------------------------------------------
    James W. Edwards
    Director


By: /s/ Louis M. Jordan                                 Date:  February 11, 2000
    -------------------------------------------
    Louis M. Jordan
    Director


By:                                                     Date:  _______________
    -------------------------------------------
    Quay W. McMaster
    Director


By: /s/ John S. McMeekin                                Date:  February 11, 2000
    -------------------------------------------
    John S. McMeekin
    Director


By: /s/ David G. Russell                                Date:  February 11, 2000
    -------------------------------------------
    David G. Russell
    Director


By: /s/ Philip C. Wilkins                               Date:  February 11, 2000
    -------------------------------------------
    Philip C. Wilkins
    Director